EXHIBIT 99.1

NetSol Technologies Unveils Fiscal 2013 Outlook on Increased Deal Flow; Completes 1-for-10 Reverse Stock Split

NetSol Expects Fiscal Year 2013 Revenue of $46 Million to $49 Million and EPS on a Split-Adjusted Basis of $0.80 to $1.00

Company to Report Fiscal 2012 Financial Results on September 4

CALABASAS, Calif., Aug. 13, 2012 (GLOBE NEWSWIRE) -- NetSol Technologies, Inc. (Nasdaq:NTWK), a worldwide provider of global IT and enterprise application solutions, today provided its outlook for its 2013 fiscal year which began on July 1, 2012 and announced the completion of a 1-for-10 reverse stock split.

Fiscal 2013 Outlook

"By many measures, fiscal 2012 was a year of great transformation for NetSol, evidenced by sequential quarters of revenue growth as well as earnings appreciation," said Najeeb Ghauri, CEO of NetSol. "Demand for our products has never been higher and I am fully confident in our teams' ability to lift NetSol to its next chapter of execution as fiscal 2013 gets under way."

In July, NetSol previewed its financial results for the fiscal fourth quarter and year ended June 30, 2012, which underscored its strongest year ever. Based on preliminary estimates, NetSol said it anticipated total revenue for the fiscal fourth quarter of approximately $11.6 to $12.6 million, and earnings per diluted share in the range of approximately $0.02 to $0.03. For the full fiscal year, the company anticipates total revenue in the range of $37 million to $38 million, translating to earnings per diluted share of $0.03 to $0.04.  On a split-adjusted basis, as discussed below, this translates to earnings per diluted share of $0.30 to $0.40.  NetSol plans to report its complete fiscal 2012 financial results on September 4, 2012.

Looking forward and based on projects currently underway, combined with a steady base of recurring revenue, and robust demand for the core NFS solution, particularly in the APAC region, among other ongoing initiatives, NetSol anticipates growing total annual revenue in the range of approximately $46 million to $49 million for fiscal 2013.  On a split-adjusted basis as discussed below, the company also expects earnings per diluted share of $0.80 to $1.00 for the year, translating into earnings per diluted share growth of more than 100%.

"Throughout the past year we expanded our delivery footprint in the Asia pacific region, giving customers and prospects increased confidence, and as a direct result, have won a number of new contracts, several of which were signed late in the fourth quarter," said Ghauri.  "Adding to that, we also have a number of potential new customers who have already expressed interest in our Next Generation cloud-based leasing solution, which bodes well for us as we move to launch the product over the next few months."

Reverse Stock Split Completed

NetSol's Board of Directors approved the proposed reverse stock split following shareholder approval received at the company's annual meeting held on August 6, 2012, and the 1-for-10 reverse split of NetSol's common stock took effect at 5 p.m. Eastern Time on August 12, 2012.

NetSol's common stock will begin trading on the NASDAQ Capital Market on a split-adjusted basis at the opening of trading this morning, with 64115A402 as its new CUSIP number.  The company expects that NASDAQ will append a "D" to the ticker symbol, "NTWKD," to indicate the completion of the reverse split for a period of 20 days.

The reverse stock split affected all issued and outstanding shares of the company's common stock, as well as common stock underlying stock options, restricted stock units, and warrants immediately prior to the effectiveness of the reverse stock split.  The reverse stock split reduced the number of shares of the company's common stock outstanding to approximately 7.5 million and the number of authorized shares of the company's common stock became approximately 15.0 million.

No fractional shares will be issued in connection with the reverse split.  Stockholders who would otherwise hold a fractional share of the company's common stock will receive a cash payment in lieu of such fractional share based the closing sale price of the company's common stock on the business day immediately preceding the effective date of the reverse split as reported on the NASDAQ Capital Market, which is $0.45

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the effect of the reverse stock split reflected in their accounts after August 13, 2012.  Beneficial holders may contact their bank, broker or nominee for more information.  Stockholders with shares held in certificate form are required to exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse split.  Shortly after August 13, 2012, registered holders who hold stock in certificate form will receive a Letter of Transmittal and instructions for exchanging their certificates from the company's exchange agent, American Stock Transfer & Trust Company.

Additional information about the reverse stock split can be found in the company's definitive proxy statement filed with the Securities and Exchange Commission on June 15, 2012, a copy of which is available at www.sec.gov or at www.netsoltech.com under the SEC Filings tab located on the Investor Relations page.

About NetSol Technologies

NetSol Technologies, Inc. (www.netsoltech.com) is a worldwide provider of global IT and enterprise application solutions that include credit and finance portfolio management systems, SAP consulting and services, custom development, systems integration, and technical services for the global Financial, Leasing, Insurance, Energy, and Technology markets.  Headquartered in Calabasas, Calif., NetSol's product and services offerings have achieved ISO 9001, ISO 20000, ISO 27001, and SEI (Software Engineering Institute) CMMI (Capability Maturity Model) Maturity Level 5 assessments, a distinction shared by only 178 companies worldwide. The company's clients include Fortune 500 manufacturers, global automakers, financial institutions, utilities, technology providers, and government agencies. NetSol has delivery and support locations in San Francisco, London, Beijing, Bangkok, Lahore, Adelaide and Riyadh.

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Forward-Looking Statements

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "expects," "anticipates," variations of such words, and similar expressions, identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance. The subject Companies expressly disclaim any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances upon which any statement is based.

Contacts
PondelWilkinson Inc.
Matt Sheldon, Rob Whetstone
investors@netsoltech.com
(310) 279-5980